Exhibit 99.1

Aeglea BioTherapeutics Provides Corporate Update and Reports Second Quarter 2017 Financial Results

Austin, Texas, August 9, 2017 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer, today provided a corporate update and reported financial results for the second quarter ended June 30, 2017.

“With our newly expanded and strengthened management team, we are well positioned to advance our clinical development strategy for AEB1102 for both our rare genetic diseases and cancer programs,” said Anthony Quinn, M.B Ch.B, Ph.D., interim chief executive officer of Aeglea. “Additionally, given the progress we have made in our dose escalation trials, we look forward to initiating our solid tumor expansion arms either in the fourth quarter of 2017 or the first quarter of 2018.”

Corporate Update

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Selected three single agent solid tumor expansion arms for Phase 1 clinical trial of AEB1102 in cutaneous melanoma, uveal melanoma and small cell lung cancer, all of which have demonstrated a dependence on arginine in published literature and preclinical studies. Each expansion arm will enroll up to 12 patients and are planned to initiate in the fourth quarter of 2017 or first quarter of 2018, following completion of the dose escalation phase.

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Named Anthony Quinn, M.B Ch.B, Ph.D., as interim chief executive officer while the company conducts a comprehensive search for a permanent CEO. Dr. Quinn is a member of Aeglea’s board of directors. He previously led R&D at Synageva and served as Aeglea’s interim chief medical officer earlier this year.

•	Strengthened management team with two key hires:
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James Wooldridge, MD was named chief medical officer and brings a wealth of clinical development experience to the team. Dr. Wooldridge previously served as chief scientific officer for immuno-oncology clinical development at Eli Lilly & Company.

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Aaron Schuchart was named chief business officer and will oversee business development activities and facilitate corporate strategy. Mr. Schuchart joined Aeglea from Coherus Biosciences, where he served as senior vice president of business development and strategic alliances.

Upcoming Events

•	Dr. Quinn and Charles York, chief financial officer of Aeglea, will present a corporate update at the Wells Fargo Healthcare Conference being held September 6 – 7 in Boston, MA.

Second Quarter 2017 Financial Results

On June 30, 2017, Aeglea had available cash, cash equivalents and marketable securities of $63.4 million, which includes approximately $11.4 million in net proceeds from a follow-on public offering closed in June 2017. Based on Aeglea’s current operating plan, management believes that it has sufficient capital resources to fund anticipated operations through the third quarter of 2019.

Aeglea recognized grant revenues of $1.5 million in the second quarter of 2017, compared with $1.4 million in the second quarter of 2016. The grant revenues are the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The increase was primarily due to additional qualifying expenditures associated with the clinical trials for AEB1102 in patients with advanced solid tumors and the hematological malignancies acute myeloid leukemia and myelodysplastic syndrome.

Research and development expenses totaled $5.8 million for the second quarter of 2017, compared with $4.4 million for the second quarter of 2016. The increase was primarily associated with hiring additional personnel to expand Aeglea’s internal regulatory, laboratory, and clinical development capabilities, as well as manufacturing activities for AEB1102 and other pipeline programs.

General and administrative expenses totaled $2.4 million for the second quarter of 2017 and were consistent with $2.4 million for the second quarter of 2016.

Net loss totaled $6.6 million and $5.4 million for the second quarter of 2017 and 2016, respectively.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer. The company’s engineered human enzymes are designed to modulate the extremes of amino acid metabolism in the blood to reduce toxic levels of amino acids in inborn errors of metabolism or target tumor metabolism for cancer treatment. AEB1102, Aeglea’s lead product candidate, is currently being studied in two ongoing Phase 1 clinical trials in patients with advanced solid tumors and acute myeloid leukemia/myelodysplastic syndrome (AML/MDS). Additionally, Aeglea is recruiting patients into its ongoing Phase 1/2 trial of AEB1102 for the treatment of patients with Arginase 1 Deficiency. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine, and its oxidized form cystine, and AEB2109, which degrades methionine. For more information, please visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:
Kelly Boothe, Ph.D.

Pure Communications

415.946.1076

media@aegleabio.com

Investor Contact:
Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$26,934	$47,748
Marketable securities	36,459	15,754
Accounts receivable - grant	1,213	1,215
Prepaid expenses and other current assets	1,597	1,707
Total current assets	66,203	66,424
Property and equipment, net	802	599
Other non-current assets	139	40
TOTAL ASSETS	$67,144	$67,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$634	$168
Deferred revenue	71	71
Accrued and other current liabilities	3,713	3,726
Total current liabilities	4,418	3,965
Other non-current liabilities	122	132
TOTAL LIABILITIES	4,540	4,097

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of June 30, 2017 and December 31, 2016; no shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2017 and December 31, 2016; 16,452,260 shares and 13,430,833 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	2	1
Additional paid-in capital	120,787	108,246
Accumulated other comprehensive loss	(29)	(4)
Accumulated deficit	(58,156)	(45,277)
TOTAL STOCKHOLDERS’ EQUITY	62,604	62,966
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$67,144	$67,063

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Grant	$1,479	$1,373	$2,462	$2,232

Operating expenses:
Research and development	5,835	4,420	10,784	8,017
General and administrative	2,364	2,448	4,729	4,277
Total operating expenses	8,199	6,868	15,513	12,294
Loss from operations	(6,720)	(5,495)	(13,051)	(10,062)

Other income (expense):
Interest income	100	74	195	100
Other expense, net	(12)	(9)	(23)	(15)
Total other income	88	65	172	85
Net loss	$(6,632)	$(5,430)	$(12,879)	$(9,977)

Net loss per share, basic and diluted	$(0.47)	$(0.46)	$(0.94)	$(1.61)
Weighted-average common shares outstanding, basic and diluted	14,114,101	11,776,058	13,742,029	6,208,379